EXHIBIT 99.1


                            [on CalAmp letterhead]



FOR IMMEDIATE RELEASE


                CalAmp Announces Agreement to Acquire
                       SmartLink Radio Networks

           Acquisition Expands CalAmp's Addressable Market of
            Public Safety Mobile Communication Infrastructure

OXNARD, CA, March 27, 2007 - CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless communication solutions, announced today that it has entered a definitive agreement to acquire SmartLink Radio Networks, a privately-held company that provides proprietary interoperable radio communications platforms and integration services for public safety and critical infrastructure needs. Based on a software defined switch, SmartLink's platform provides interoperability without the need to replace the installed base of land mobile radios.

"I am pleased to announce the agreement to acquire SmartLink, which represents another step forward in our strategy to build a significant business in the growing public safety communications marketplace," said Fred Sturm, President and Chief Executive Officer of CalAmp. "This acquisition further enhances CalAmp's competitive position with a public safety voice network solution that can be marketed through our existing channels. With over 90 worldwide installations, SmartLink has a proven product that is well positioned to benefit from the growing demand for cost effective interoperable mobile communication systems. CalAmp's Dataradio operation will provide the sales, integration engineering and operations infrastructure needed to scale the SmartLink business. We believe that the addition of SmartLink will improve CalAmp's overall competitive position by addressing both the data and voice communications requirements of our customers."

SmartLink generated unaudited revenues of approximately $2.3 million during the trailing 12 month period ended February 28, 2007. SmartLink is currently in the process of deploying its platform for several important customers including Solano County, Calif., the U.S. Department of Justice in San Francisco and Grand Bahama Power Company. Depending on the size and scope of a deployment, a SmartLink system sale generates revenues in the range of one hundred thousand dollars to several million dollars. CalAmp expects significant revenue growth for the Smartlink business during the next 12 months based on the current backlog of approximately $3.5 million and additional expected near-term deployments.

Under terms of the agreement, CalAmp will pay the sellers $8.1 million cash and will acquire certain assets and assume certain liabilities of SmartLink. CalAmp will transition SmartLink's operations in Wallingford, Connecticut to its Dataradio facilities in Montreal, Canada and Atlanta, Georgia over the next several months. The acquisition is expected to be accretive to CalAmp in the first year after excluding amortization of intangible assets and a one time charge for In Process R&D arising from the acquisition. The transaction is subject to customary closing conditions and is expected to be completed within the next several weeks.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

About SmartLink Radio Networks Inc.
SmartLink is a privately held technology company headquartered in Wallingford, Connecticut. SmartLink designs, develops and manufactures interoperable radio communications platforms for use in public safety/service, critical infrastructure and commercial applications. SmartLink has deployed over 90 systems worldwide, including numerous mission critical radio systems for domestic and international police and governmental security forces and power utilities. SmartLink's software-defined network breaks down the barriers created by different radio frequencies and protocols, seamlessly integrating with legacy equipment. The result is a cost-effective and flexible networked radio environment that delivers interoperability, while allowing customers to easily adapt and expand to future technologies. For more information, please visit the SmartLink website at www.smrlink.com.

Forward-Looking Statement

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                 Lasse Glassen
Chief Financial Officer      General Information
(805) 987-9000               (310) 854-8313
                             lglassen@frbir.com